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Exhibit 2.9

AMENDMENT NO. 3 TO DISTRIBUTION AGREEMENT

        AMENDMENT NO. 3, dated as of July 3, 2007 (this "Amendment") is by and between VERIZON COMMUNICATIONS INC., a Delaware corporation ("Verizon") and NORTHERN NEW ENGLAND SPINCO INC., a Delaware corporation ("Spinco") to the Distribution Agreement, dated as of January 15, 2007, as amended (the "Distribution Agreement") by and between Verizon and Spinco. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Distribution Agreement, and all references to Articles and Sections herein are references to Articles and Sections of the Distribution Agreement.

        In consideration of the premises and the mutual promises herein made, and in consideration of the agreements herein contained, the parties, intending to be legally bound hereby, agree as follows:

        1.    Amendments to Section 1.1.

        The definition of "Target Working Capital" set forth in Section 1.1 of the Distribution Agreement is hereby amended to read in its entirety as follows:

    "Target Working Capital" means $50,500,000, provided that such amount will be reduced by the amount, if any, equal to the sum of (A) the quotient of (x) the sum of (i) any amount the Company pays or becomes obligated to pay to a Commitment Party (as defined in the Commitment Letter) pursuant to the fifth paragraph of the fee letter that is part of the Commitment Letter, plus (ii) any amount the Company pays or becomes obligated to pay pursuant to the fee letter that is part of the Backstop Facility Commitment, divided by (y) 0.39579, plus (B) the amount, not to exceed $12,000,000, by which Verizon's capital additions between the Maine AFOR Settlement Order Date and January 31, 2008 for equipment, cards, cable and/or transport fiber and associated labor spent to expand the existing DSL network in the state of Maine exceeds $1,900,000; provided that the reduction in this clause (B) shall only apply to the extent that the amount spent by Verizon in the aggregate in respect of capital additions in the period January 1, 2007 through January 31, 2008 exceeds $148,500,000 (pro rated to the extent the Closing occurs prior to January 31, 2008).

        2.    Confirmation of Distribution Agreement.    Other than as expressly modified pursuant to this Amendment, all provisions of the Distribution Agreement remain unmodified and in full force and effect. The provisions of Article X of the Distribution Agreement shall apply to this Amendment mutatis mutandis.

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the first date above written.

VERIZON COMMUNICATIONS INC.
By:	/s/ JOHN W. DIERCKSEN
Name:	John W. Diercksen
Title:	Executive Vice President, Strategy, Planning and Development
NORTHERN NEW ENGLAND SPINCO INC.
By:	/s/ STEPHEN E. SMITH
Name:	Stephen E. Smith
Title:	Vice President

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AMENDMENT NO. 3 TO DISTRIBUTION AGREEMENT